PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 30,	January 31,
	2011	2010
Reconciliation of GAAP to Non-GAAP Net Income
GAAP net income attributable to Photronics, Inc.	$12,111	$213
(a) Impact of warrants, net of tax	75	220
(b) Consolidation and restructuring charges, net of tax	-	193
Non-GAAP net income attributable to Photronics, Inc.	$12,186	$626
Weighted average number of diluted shares outstanding	66,411	54,824
Earnings per diluted share
GAAP	$0.20	$-
Non-GAAP	$0.20	$0.01

(a)	Represents financing expenses related to warrants, which are recorded in other income (expense).

(b)	Represents charges related to restructuring in China.